Exhibit 10.2

SERVICE AGREEMENT

AGREEMENT made as of the 8th day of January, 1997 by and between THE MONEY TREE OF GEORGIA, INC., a Georgia corporation (hereinafter referred to as “TMT GA”), 114 South Broad Street, Bainbridge, GA 31717 and CASH CHECK INC. OF GA., a Georgia corporation hereinafter referred to as “Cash Check”), 114 South Broad Street, Bainbridge, GA 31717.

W I T N E S S E T H :

WHEREAS, TMT GA is in the business of making personal loans to individuals and is desirous of entering into a relationship with Cash Check with Cash Check being the preparer and electronic return originator of tax returns; and

WHEREAS, Cash Check is desirous of entering into the arrangement with TMT GA in order to prepare and electronically file tax returns for Customers of TMT GA who desire such services.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, TMT GA and Cash Check hereby agree as follows:

1.

RETENTION OF SERVICES

A.	TMT GA hereby retains the services of Cash Check to prepare and act as electronic return originator for Customers of TMT GA and to others who come into TMT GA offices.

B.	Cash Check shall establish, control, and maintain its own policies and procedures relating to the preparing and electronically filing of tax returns for the

Customers. These policies and procedures shall be subject to adoption and revision in the sole discretion of Cash Check.

C.	Cash Check shall use diligent and expeditious efforts in fulfilling the preparation and electronic filing needs of the Customers and shall perform all services, acts, and things connected therewith.

2.

TERMS OF AGREEMENT

The terms of this Agreement shall commence as of the 8th day of January, 1997, and shall continue for a period of one year, and shall be automatically renewed for consecutive periods of one year unless terminated as provided herein.

3.

OBLIGATIONS OF THE PARTIES

A.	Throughout the Term, TMT GA and Cash Check shall appoint, on a continuous basis approximately 20 employees of TMT GA (the “shared employees”) who shall have responsibility of assisting Cash Check in the following areas:

1)	Assisting Customers in preparing tax returns;

2)	Handling the in-office processing of tax returns and preparation;

3)	Maintaining a supply of forms and documents related to the preparation and electronic filing of tax returns;

4)	Doing such other acts as are necessary or desirable in the connection of preparing and electronically filing tax returns for Customers.

B.	Cash Check shall bear the sole responsibility of training the Shared Employees in the various policies and procedures used by Cash Check in preparing and electronically filing tax returns and securing all necessary licenses for preparing and electronically filing tax returns. Cash Check shall have full and complete authority over the services to be rendered by the Shared Employees in performance of duties on behalf of Cash Check.

C.	Cash Check shall comply with all applicable federal and state laws and regulations relating to or governing the preparation and electronic filing of tax returns.

4.

COMMISSION

In exchange for services of the Shared Employees and the use of TMT GA’s office equipment and other shared expenses, Cash Check shall pay a commission to TMT GA on the basis of 90% of net income per month per branch. The foregoing commission shall be paid by Cash Check to TMT GA within thirty days after the last working day of each month. The commission will be reviewed on an annual basis and may be adjusted for the next renewal period as agreed to by both parties.

5.

TERMINATION

During the Term and any extensions thereof, this Agreement may be terminated by either party upon 180 days prior written notice of termination to the other.

6.

WARRANTIES AND REPRESENTATIONS

Each party warrants and represents to the other that it has the full right and authority to enter into this Agreement and that neither party has made any representations to the other than as specifically set forth in this Agreement.

7.

INDEMNIFICATION

Cash Check hereby agrees to indemnify and hold TMT GA harmless from any claims, damages, suits, loss, liability, expense (including cost of suit and attorney’s fees), without limitation arising out of the preparation and/or electronic filing of tax returns for any Customer and any other act by Cash Check and/or Shared Employees, servants or agents of Cash Check committed pursuant to terms of this Agreement.

8.

MISCELLANEOUS PROVISIONS

A.	Cash Check shall not assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of TMT GA.

B.	No failure of either party to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any such term.

C.	If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term of provision shall not be affected thereby.

D.	This Agreement contains the complete understanding between the parties and supercedes all other prior agreements between the parties. Neither this Agreement nor any provision thereof may be changed, waived, discharged, or terminated except by an instrument in writing. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

E.	All notices or statements required under the terms of this Agreement shall be addressed to such party at the applicable address set forth above or to such other address as said party may from time to time designate. All notices or statements shall be in writing and shall be served by personal delivery or by mail or telegraph, all charges pre-paid. The date of personal delivery, mailing, or of deposit in a telegraph office, whichever shall be first, shall be deemed the date such notice is effective.

F.	Nothing contained herein shall be construed to constitute the parties hereto as partners or joint ventures, nor shall any similar relationship be deemed to exist between them. Neither party shall hold itself out contrary to terms of this paragraph or have the right or power to make any contract or other agreement, assume or create any obligation or responsibility on the part of the other unless specifically authorized in this Agreement. Neither Cash Check nor TMT GA shall become liable for a representation, act or omission of the other contrary to the provisions hereof.

G.	The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

H.	This Agreement shall be governed by and construed in accordance with the laws of Georgia.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals, as of the day and year first above written.

THE MONEY TREE OF GEORGIA, INC.

By:	/s/ Vance R. Martin
President

(IMPRESS CORPORATE SEAL)

CASH CHECK INC. OF GA.

By:	/s/ Vance R. Martin
President

(IMPRESS CORPORATE SEAL)